Exhibit 16.1
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Mayer Hoffman McCann P.C.
An Independent CPA Firm

175 South West Temple, Suite 650
Salt Lake City, Utah  84101
801-364-9300 ph
801-364-9301 fx
www.mhm-pc.com




March 17, 2003


Mr. Scott Smith
President and Chief Financial Officer
Gold Standard, inc.
136 South Main Street, Ste. 712
Salt Lake City, UT  84101


Dear Mr. Smith:

The Principals of Foote, Passey, Griffin & Co. LC have merged the attest service business performed by that firm with Mayer Hoffman McCann P.C., effective January 22, 2003. Each of the principals of Foote, Passey, Griffin & Co., LC became shareholders of Mayer Hoffman McCann P.C. on that date. Such attest services previously performed by Foote, Passey Griffin & Co. LC for Gold Standard, Inc. shall be performed by Mayer Hoffman McCann P.C. in the future.

We are notifying you of this change for purposes of communicating a change in audit firms as required by the Securities and Exchange Commission.

We look forward to serving your attest needs in the future. If you have any questions, please do not hesitate to call at (801) 364-9300.

Very truly yours,

/s/ EJ Passey
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EJ Passey, CPA
Shareholder
Mayer Hoffman McCann P.C.